Exhibit 99.1
Perspecta announces financial results for fourth quarter and fiscal year 2020

•	Revenue: $1.1 billion for fourth quarter; $4.5 billion for fiscal year

•	Diluted EPS: $(4.89) for fourth quarter; $(4.17) for fiscal year due to one-time non-cash impairment charge

•	Adjusted Diluted EPS: $0.55 for fourth quarter; $2.16 for fiscal year

•	Operating Cash Flow: $186 million for fourth quarter; $626 million for fiscal year

•	Adjusted Free Cash Flow: $179 million for fourth quarter; $542 million for fiscal year

•	Bookings: $1.2 billion (1.1x book-to-bill) for fourth quarter; $6.1 billion (1.4x book-to-bill) for fiscal year

•	Fiscal year 2021 guidance issued

Chantilly, Va., May 21, 2020 - Perspecta Inc. (NYSE:PRSP), a leading U.S. government services provider, today announced financial results for the fourth quarter and fiscal year ended March 31, 2020.
“We finished our fiscal year by delivering yet another quarter of strong performance,” said Mac Curtis, president and chief executive officer, Perspecta. “The health and safety of our dedicated employees is our top priority while remaining focused on supporting our customers’ missions and driving value for our shareholders. I am incredibly impressed by the resiliency, creativity and compassion of our workforce. We rose to the COVID-19 challenge and continued to deliver in new, safe and innovative ways. This led to results that exceeded the high end of our revenue, earnings and free cash flow conversion expectations. Our strong business development efforts combined with this dedication ensure we are well positioned for fiscal year 2021 and beyond.”
Summary operating results (unaudited)

	Three Months Ended		Fiscal Years Ended
(in millions, except margin and per share data)	March 31, 2020	March 31, 2019	March 31, 2020	March 31, 2019
Revenue	$1,099	$1,094	$4,504	$4,030
(Loss) income before taxes	(884)	(13)	(730)	112
Operating Margin	(80.4)%	(1.2)%	(16.2)%	2.8%
Net (loss) income	(789)	(19)	(676)	72
Diluted (loss) earnings per share (EPS)	(4.89)	(0.12)	(4.17)	0.44

Pro Forma and Non-GAAP Measures*:
Revenue	$1,099	$1,094	$4,504	$4,274
Adjusted Net Income	89	89	352	329
Adjusted EBITDA	182	207	778	760
Adjusted EBITDA Margin	16.6%	18.9%	17.3%	17.8%
Adjusted Diluted EPS	0.55	0.54	2.16	2.00

* Amounts presented under the heading “Pro Forma and Non-GAAP Measures” for the fiscal year ended March 31, 2019 are presented on a pro forma basis as if Perspecta was formed on April 1, 2017. Adjusted Net Income, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Diluted EPS are non-GAAP financial measures. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. See Selected Financial Data and Reconciliation of Non-GAAP Financial Measures at the end of this press release for more information.

On May 31, 2018, Perspecta became an independent company through consummation of the spin-off by DXC Technology Company (DXC) of its U.S. Public Sector Business (USPS) and merger of USPS with Vencore Holding Corp. (Vencore HC) and KGS Holding Corp. (KGS HC). To aid investors and analysts with year-over-year comparisons, Perspecta presents pro forma financial information that reflects the USPS, Vencore HC and KGS HC financial information on a combined, pro forma basis as if the mergers had taken place on April 1, 2017. In addition, Perspecta provides adjusted, non-GAAP results that exclude costs directly associated with the spin-off and mergers and the ongoing integration process. The tables in “Selected Financial Data and Reconciliation of Non-GAAP Financial Measures” at the end of this press release present pro forma adjustments and provide reconciliations from GAAP to non-GAAP results.
Fourth quarter summary results. Revenue for the fourth quarter of fiscal year 2020 was $1.1 billion, up slightly compared to the fourth quarter of fiscal year 2019, and down 2.4% compared to the third quarter of fiscal year 2020. The decline in revenue compared to the third quarter was primarily due to approximately $15 million in revenue recorded in the third quarter that had been anticipated to occur in the fourth quarter.
Loss before taxes for the fourth quarter of fiscal year 2020 was $884 million, compared to $13 million for the fourth quarter of fiscal year 2019. The increase in loss before taxes is primarily due to the $796 million non-cash, pre-tax impairment charge related to goodwill and intangible assets due to the U.S. Navy’s decision not to award us the re-compete of the Next Generation Enterprise Network (NGEN) contract.
Operating margin for the fourth quarter of fiscal year 2020 decreased from (1.2)% to (80.4)% year-over-year. Net loss was $789 million, or $4.89 per diluted share.
Adjusted net income was $89 million for the fourth quarter of fiscal year 2020, which was flat year-over-year. Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) was $182 million for the fourth quarter of fiscal year 2020, down 12% compared to adjusted EBITDA for the fourth quarter of fiscal year 2019; adjusted EBITDA margin decreased from 18.9% to 16.6% over the same period. Adjusted diluted EPS for the fourth quarter of fiscal year 2020 was $0.55, up 2% compared to adjusted diluted EPS for the fourth quarter of fiscal year 2019.
Fiscal year summary results. Revenue for fiscal year 2020 was $4.5 billion, an increase of 12% compared to fiscal year 2019, and an increase of 5% compared to pro forma revenue of fiscal year 2019. The increase compared to prior year was driven by net growth on existing contracts and new business wins.
Loss before taxes for fiscal year 2020 was $730 million, compared to income before taxes of $112 million for fiscal year 2019. The decline is primarily due to the $796 million non-cash, pre-tax impairment charge related to goodwill and intangible assets due to the U.S. Navy’s decision not to award us the re-compete of the NGEN contract.
Operating margin for fiscal year 2020 decreased from 2.8% to (16.2)% year-over-year. Net loss was $676 million, or $4.17 per diluted share.
Adjusted net income was $352 million for fiscal year 2020, which was up 7% compared to pro forma adjusted net income for fiscal year 2019. Adjusted EBITDA was $778 million for fiscal year 2020, up 2% compared to pro forma adjusted EBITDA for fiscal year 2019; adjusted EBITDA margin decreased from pro forma 17.8% to 17.3% over the same period. Adjusted diluted EPS for fiscal year 2020 was $2.16, up 8% compared to pro forma adjusted diluted EPS for fiscal year 2019.
Segment operating results (unaudited)
For the three months ended March 31, 2020, Defense and Intelligence segment revenue of $759 million increased 3% compared to revenue for the same period of the prior year, primarily due to new business wins and growth on existing programs. Civilian and Health Care segment revenue of $340 million decreased by 4% compared to revenue for the same period of the prior year due to the end of the NASA Agency Consolidated End-User Services (ACES) contract and other program wind downs.
Defense and Intelligence adjusted segment profit margin for the fourth quarter of fiscal year 2020 decreased to 13.7% from 14.9% in the fourth quarter of fiscal year 2019. Civilian and Health Care adjusted segment profit margin for the fourth quarter of fiscal year 2020 decreased to 12.1% from 13.8% in the fourth quarter of fiscal year 2019. Total adjusted segment profit for the fourth quarter of fiscal year 2020 decreased to $145 million from $159 million in the fourth quarter of fiscal year 2019, and depreciation and amortization excluding acquisition-related intangibles amortization decreased $11 million.
For the fiscal year ended March 31, 2020, Defense and Intelligence segment revenue of $3.1 billion increased 10% as compared to pro forma segment revenue from the prior year, primarily due to new business wins and growth on existing programs. Civilian and Health Care segment revenue of $1.4 billion decreased by 4% as compared to pro forma segment revenue from the prior year due to the end of the NASA ACES contract and other program wind downs.
Defense and Intelligence adjusted segment profit margin for fiscal year 2020 increased to 14.7% from pro forma 13.6% in fiscal year 2019. Civilian and Health Care adjusted segment profit margin for fiscal year 2020 decreased to 11.0% from pro forma 14.4% in fiscal year 2019. Total adjusted segment profit for fiscal year 2020 increased to $610 million from pro forma adjusted segment profit of $592 million in fiscal year 2019.

Cash management and capital deployment
Perspecta generated $186 million of net cash provided by operating activities in the fourth quarter of fiscal year 2020. Quarterly adjusted free cash flow was $179 million, or 201% of adjusted net income. During the quarter, Perspecta used $24 million to make required debt payments and returned $30 million to shareholders, including $10 million as part of its regular quarterly cash dividend program and $20 million in share repurchases.
For fiscal year 2020, Perspecta generated $626 million of net cash provided by operating activities and $542 million of adjusted free cash flow, or 154% of adjusted net income. During the year, Perspecta used $93 million to make required debt payments and returned $103 million to shareholders, including $38 million in dividends and $65 million in share repurchases.
As of March 31, 2020, Perspecta had $147 million in cash and cash equivalents, $700 million of undrawn capacity in its revolving credit facility, and $2.6 billion in total debt, including $247 million in finance lease obligations.
On May 21, 2020 the Perspecta Board of Directors declared that Perspecta will pay a cash dividend of $0.07 per common share payable on July 15, 2020 to common shareholders of record at the close of business on June 11, 2020. Payment of future quarterly dividends is subject to Board approval.
Contract awards
Contract awards (bookings) totaled $1.2 billion in the fourth quarter of fiscal year 2020, representing a book-to-bill ratio of 1.1x. New business awards constituted approximately 56% of the total awards in the fourth quarter. Book-to-bill exceeded 1.0x for each of the last three quarters and totaled 1.4x for fiscal year 2020. Included in the quarterly bookings were the following single-award prime contracts:

•
United States Department of Labor Contract. Perspecta was awarded a prime contract from the U.S. Department of Labor, Office of the Assistant Secretary for Administration and Management, Office of the Chief Information Officer for operations and maintenance support of the enterprise general support system. The program, which represents new work for the company, has a one-year base period with six one-year option periods and a potential value of $277 million.

•
United States Department of Housing and Urban Development Contract. Perspecta has been awarded the U.S. Department of Housing and Urban Development Data Center Services program from the Office of the Chief Information Officer’s Infrastructure and Operations Office. The program, which represents new work for the company, was awarded under the General Services Administration IT-70 contract vehicle. It has a one-year base period with four one-year option periods and a potential value of $134 million.

•	NGEN EUH Extension. Perspecta received a four-month, $62 million extension to the current NGEN contract with the U.S. Department of the Navy to continue providing end-user hardware services. With this extension, Perspecta will deliver various end-user hardware services through July 2020, providing additional time for the orderly transition of those services to the NGEN-R End User Hardware (EUH) contract.

•
Centers for Medicaid and Medicare Services Contract. Perspecta received a follow-on task order award to continue work on the Centers for Medicare & Medicaid Services Virtual Data Center Prime contract to host and improve efficiency of Medicare Part A and Part B Common Working File claims processing. The task order has a one-year base period plus four one-year option periods and a potential value of $36 million.

Perspecta’s backlog of signed business orders at the end of the fourth quarter of fiscal year 2020 was $13.3 billion; funded backlog at the end of the fourth quarter was $2.0 billion.
Forward guidance
The table below introduces fiscal year 2021 guidance ranges for revenue, adjusted EBITDA margin, adjusted diluted EPS, and adjusted free cash flow conversion (as a percentage of adjusted net income). The table below provides information about the estimated financial impact of the network component of the existing NGEN contract (NGEN SMIT), for which we are under contract through December 31, 2020. All forward-looking non-GAAP measures exclude estimates for amortization of intangible assets; stock-based compensation expenses; restructuring, separation, transaction and integration-related costs; mark-to-market changes associated with pension and other post-retirement benefit plans; and other non-recurring items. Perspecta is unable to provide a reconciliation of non-GAAP guidance measures to corresponding GAAP measures on a forward-looking basis without unreasonable effort due to the overall high variability and low visibility of most of the excluded items. Material changes to any one of these items could have a significant effect on future GAAP results.

Measure	Fiscal Year 2021	NGEN SMIT Information
	Guidance	Estimated NGEN SMIT Impact	Perspecta excluding Estimated NGEN SMIT Impact
Revenue (millions)	$4,260 - $4,410	~ $600	~ $3,660 - $3,810
Adjusted EBITDA Margin	15.0% - 16.0%	~ 0.5%	~ 15.5% - 16.5%
Adjusted Diluted EPS	$1.90 - $2.03	~ $0.30	~ $1.60 - $1.73
Adjusted Free Cash Flow Conversion	100+%	~ 100%	~ 100%+
John Kavanaugh, Perspecta CFO, commented, “We are pleased to have exceeded all of our financial targets in fiscal year 2020. We continue to demonstrate a consistent track record of execution. Our fiscal year 2021 guidance reflects our expectations of continuing to deliver on our commitments.”

Due to the mission-critical nature of the majority of our business, substantially all of the services we provide to our government customers have been considered essential services, which has allowed them to continue. Therefore, the overall impact of the COVID-19 pandemic on our results of operations and liquidity were immaterial in the fourth quarter of fiscal year 2020. However, we have experienced and expect to continue to experience certain disruptions in our operations and impact to our workforce and subcontractor workforce due to illness, quarantines, shelter-in-place orders, closures of our facilities, closures of our customers’ facilities and other restrictions or government actions in connection with the COVID-19 pandemic. We continue to monitor the situation, to assess further possible implications to our operations, supply chain and customers, and to take actions in an effort to mitigate adverse consequences. Our fiscal year 2021 guidance above accounts for a potential impact of the COVID-19 pandemic of approximately $75 million in revenue and $20 million in operating income.
Conference call
Perspecta executive management will hold a conference call on May 21, 2020, at 5 p.m. Eastern to discuss the financial results and outlook and answer questions. Analysts and investors may participate on the conference call by dialing 888-348-3873 (domestic), 855-669-9657 (Canada), or 412-902-4234 (international). The conference call will be webcast simultaneously through a link on the Investor Relations section of the Perspecta website. A replay of the conference call will be available on the Investor Relations section of the Perspecta website approximately two hours after the conclusion of the call.
About Perspecta Inc.
At Perspecta, we question, we seek and we solve. Perspecta brings a diverse set of capabilities to our U.S. government customers in defense, intelligence, civilian, health care and state and local markets. Our 270+ issued, licensed and pending patents are more than just pieces of paper, they tell the story of our innovation. With offerings in mission services, digital transformation and enterprise operations, our team of nearly 14,000 engineers, analysts, investigators and architects work tirelessly to not only execute the mission, but build and support the backbone that enables it. Perspecta was formed to take on big challenges. We are an engine for growth and success and we enable our customers to build a better nation. For more information about Perspecta, visit perspecta.com.
Forward-looking statements
All statements and assumptions in this press release that do not directly and exclusively relate to historical facts could be deemed “forward-looking statements.” Forward-looking statements are often identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “may,” “could,” “should,” “forecast,” “goal,” “intends,” “objective,” “plans,” “projects,” “strategy,” “target” and “will” and similar words and terms or variations of such. These statements represent current intentions, expectations, beliefs or projections, and no assurance can be given that the results described in such statements will be achieved. Forward-looking statements include, among other things, statements with respect to our financial condition, results of operations, cash flows, business strategies, prospects, guidance, share repurchases, dividend payments, contract value, revenue acceleration, profitability and revenue generation. Such statements are subject to numerous assumptions, risks, uncertainties and other factors that could cause actual results to differ materially from those described in such statements, many of which are outside of our control. Important factors that could cause actual results to differ materially from those described in forward-looking statements include, but are not limited to, (i) various risks related to health epidemics, pandemics and similar outbreaks, such as the COVID-19 pandemic, which may have material adverse effects on our business, financial position, results of operations and/or cash flows; (ii) any issue that compromises our relationships with the U.S. federal government, or any state or local governments, or damages our professional reputation; (iii) changes in the U.S. federal, state and local governments’ spending and mission priorities that shift expenditures away from agencies or programs that we support; (iv) any delay in completion of the U.S. federal government’s budget process; (v) failure to comply with numerous laws, regulations and rules, including regarding procurement, anti-bribery and organizational conflicts of interest; (vi) failure by us or our employees to obtain and maintain necessary security clearances or certifications; (vii) our ability to compete effectively in the competitive bidding process and delays, contract terminations or cancellations caused by competitors’ protests of major contract awards received by us; (viii) our ability to accurately estimate or otherwise recover expenses, time and resources for our contracts; (ix) problems or delays in the development, delivery and transition of new products and services or the enhancement of existing products and services to meet customer needs and respond to emerging technological trends; (x) failure of third parties to deliver on commitments under contracts with us; (xi) misconduct or other improper activities from our employees or subcontractors; (xii) delays, terminations, or cancellations of our major contract awards, including as a result of our competitors protesting such awards and the impact of the U.S. Navy’s decision not to award the NGEN SMIT contract to us; (xiii) failure of our internal control over financial reporting to detect fraud or other issues; (xiv) failure or disruptions to our systems, due to cyber-attack, service interruptions or other security threats; (xv) failure to be awarded task orders under our indefinite delivery/indefinite quantity contracts; (xvi) changes in government procurement, contract or other practices or the adoption by the government of new laws, rules and regulations in a manner adverse to us; and (xvii) uncertainty from the expected discontinuance of LIBOR and transition to any other interest rate benchmark; as well as the matters described in the “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” sections of Perspecta’s Annual Report on Form 10-K for the year ended March 31, 2020, as may be updated or supplemented in our Quarterly Reports on Form 10-Q and our other filings with the Securities and Exchange Commission, which discuss these and other factors that could adversely affect our results. Readers are cautioned not to place undue reliance on such statements which speak only as of the date they are made. We do not undertake any obligation to update or release any revisions to any forward-looking statement or to report any events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events except as required by law.

CONTACTS
Investors:
Michael Pici
Vice President, Investor Relations
571-612-7065
michael.pici@perspecta.com

Media:
Lorraine M. Corcoran
Vice President, Corporate Communications
571-313-6054
lorraine.corcoran@perspecta.com

Condensed Consolidated Combined Statements of Operations
(preliminary and unaudited)

	Three Months Ended		Fiscal Years Ended
(in millions, except per share amounts)	March 31, 2020	March 31, 2019	March 31, 2020	March 31, 2019
Revenue	$1,099	$1,094	$4,504	$4,030

Costs of services	853	817	3,460	3,043
Selling, general and administrative	73	74	303	300
Depreciation and amortization	91	116	374	330
Impairment charges	796	—	796	—
Restructuring costs	13	7	17	10
Separation, transaction and integration-related costs	26	22	85	106
Interest expense, net	32	37	137	121
Other expense, net	99	34	62	8
Total costs and expenses	1,983	1,107	5,234	3,918

(Loss) income before taxes	(884)	(13)	(730)	112
Income tax expense (benefit)	(95)	6	(54)	40
Net (loss) income	$(789)	$(19)	$(676)	$72

(Loss) earnings per common share:
Basic	$(4.89)	$(0.12)	$(4.17)	$0.44
Diluted	$(4.89)	$(0.12)	$(4.17)	$0.44

Selected Condensed Consolidated Combined Balance Sheet Data
(preliminary and unaudited)

(in millions)	March 31, 2020	March 31, 2019
ASSETS
Cash and cash equivalents	$147	$88
Receivables, net	513	484
Other receivables	45	92
Prepaid expenses	81	141
Other current assets	101	73
Total current assets	887	878
Property and equipment, net	307	368
Goodwill	2,671	3,179
Intangible assets, net	1,193	1,466
Other assets	347	192
Total assets	$5,405	$6,083

LIABILITIES and SHAREHOLDERS’ EQUITY
Current maturities of long-term debt	$89	$80
Current finance lease obligations	111	137
Current operating lease obligations	39	—
Accounts payable	218	246
Accrued payroll and related costs	142	91
Accrued expenses	385	396
Other current liabilities	73	64
Total current liabilities	1,057	1,014
Long-term debt, net of current maturities	2,283	2,297
Non-current finance lease obligations	136	168
Deferred tax liabilities	114	171
Other long-term liabilities	458	271
Total liabilities	4,048	3,921
Commitments and contingencies
Total shareholders’ equity	1,357	2,162
Total liabilities and shareholders' equity	$5,405	$6,083

Selected Condensed Consolidated Combined Statements of Cash Flows
(preliminary and unaudited)

	Three Months Ended		Fiscal Years Ended
(in millions)	March 31, 2020	March 31, 2019	March 31, 2020	March 31, 2019
Cash flows from operating activities:
Net (loss) income	$(789)	$(19)	$(676)	$72
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	91	116	374	330
Impairment charges	796	—	796	—
Net periodic benefit cost	70	26	62	26
Share-based compensation	2	4	23	11
Deferred income taxes	(59)	25	(55)	8
Gain on sale or disposal of assets, net	5	—	(18)	(25)
Restructuring charges	13	7	17	10
Other non-cash charges, net	5	17	12	1
Changes in assets and liabilities, net of effects of acquisitions:
Receivables, net	48	24	97	102
Prepaid expenses and other current assets	25	(3)	63	(25)
Accounts payable, accrued expenses and other current liabilities	34	5	14	(18)
Deferred revenue and advanced contract payments	(11)	2	(35)	(11)
Income taxes payable and liability	(40)	(42)	(46)	(22)
Accrued restructuring	—	(2)	(1)	(4)
Other assets and liabilities, net	(4)	8	(1)	7
Net cash provided by operating activities	186	168	626	462
Cash flows from investing activities:
Payments for acquisitions, net of cash acquired	—	—	(265)	(312)
Extinguishment of Vencore debt and related costs	—	—	—	(994)
Proceeds from sale of assets	—	—	77	25
Purchases of property, equipment and software	(6)	(14)	(17)	(26)
Payments for outsourcing contract costs	(1)	(4)	(5)	(11)
Net cash used in investing activities	(7)	(18)	(210)	(1,318)
Cash flows from financing activities:
Principal payments on long-term debt	(24)	(88)	(93)	(170)
Proceeds from debt issuance	—	—	—	2,500
Payments of debt issuance costs	(1)	—	(4)	(46)
Proceeds from revolving credit facility	25	—	200	50
Payments on revolving credit facility	(25)	—	(150)	(50)
Payments on finance lease obligations	(31)	(48)	(141)	(172)
Repurchases of common stock	(20)	(16)	(66)	(59)
Repurchases of common stock to satisfy tax withholding obligations	—	—	(2)	(1)
Dividend to DXC	—	—	—	(984)
Dividends paid to Perspecta shareholders	(10)	(8)	(38)	(25)
Transfers to Parent, net	—	—	—	(88)
Net cash (used in) provided by financing activities	(86)	(160)	(294)	955
Net change in cash and cash equivalents, including restricted	93	(10)	122	99
Cash and cash equivalents, including restricted, at beginning of period	128	109	99	—
Cash and cash equivalents, including restricted, at end of period	221	99	221	99
Less restricted cash and cash equivalents included in other current assets	74	11	74	11
Cash and cash equivalents at end of period	$147	$88	$147	$88

Selected Financial Data and Reconciliation of Non-GAAP Financial Measures
To aid investors and analysts with year-over-year comparability for the combined businesses of USPS, Vencore HC and KGS HC, Perspecta is including certain pro forma financial information that combines the stand-alone USPS and Vencore HC and KGS HC financial information as if the acquisition had taken place on April 1, 2017. These pro forma results include Vencore HC and KGS HC results for the period from April 1, 2018 to May 31, 2018 and assess the impact of interest, depreciation and amortization, recurring elements of pension income, and other costs as if the spin-off and mergers had occurred at the beginning of the period. Perspecta is also including adjusted, non-GAAP results that exclude costs directly associated with the spin-off and mergers and the ongoing integration process.
The following tables present selected financial data, including the reconciliation of non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP. Perspecta management believes that these non-GAAP financial measures provide useful additional information to investors regarding Perspecta’s results of operations as they provide another measure of Perspecta’s profitability and ability to service its debt and are considered important to financial analysts covering Perspecta’s industry.
These non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for income from operations, net income, diluted EPS or any other measure of financial performance reported in accordance with GAAP. Perspecta’s non-GAAP measures may be calculated differently than similarly named measures reported by other companies. In addition, using non-GAAP measures may have limited value as they exclude certain items that may have a material impact on reported financial results and cash flows. When analyzing Perspecta’s performance, it is important to evaluate each adjustment in the reconciliation tables and use adjusted measures in addition to, and not as an alternative to, GAAP measures.
Pro Forma Revenue (Unaudited)

Fiscal Year Ended
(in millions)	March 31, 2019
Revenue	$4,030
Historical Vencore revenue (a) (b)	244
Pro forma revenue	$4,274

Notes:
(a)	Revenue prior to the May 31, 2018 mergers is from the most closely corresponding reporting periods, which is April 1, 2018 to May 31, 2018 for the fiscal year ended March 31, 2019.
(b)	In this and all subsequent tables, financial data for “Vencore” includes the combined results of Vencore HC and KGS HC.

Pro Forma and Adjusted EBITDA, Net Income, and Diluted EPS (Unaudited)

Adjusted EBITDA excludes the following items: interest, taxes, depreciation and amortization, restructuring, separation, transaction and integration-related costs, mark-to-market adjustments to the pension and other post-employment benefit programs, stock-based compensation, and other non-recurring items. Adjusted net income and adjusted diluted EPS also exclude acquisition-related intangible amortization.

	Three Months Ended		Fiscal Years Ended
(in millions)	March 31, 2020	March 31, 2019	March 31, 2020	March 31, 2019
Net income (loss)	$(789)	$(19)	$(676)	$72
Income tax expense (benefit)	(95)	6	(54)	40
Interest expense, net	32	37	137	121
Depreciation and amortization	91	116	374	330
EBITDA	(761)	140	(219)	563
Historical Vencore (a)	—	—	—	29
Effects of Spin-Off and Mergers	—	(4)	—	3
Impairment charges	796	—	796	—
Restructuring costs	13	7	17	10
Separation, transaction and integration-related costs	26	22	85	106
Pension actuarial and settlement losses	72	35	72	35
Share-based compensation	2	4	23	11
Gain on sale of assets	—	—	(33)	—
Separation related cost	34	3	37	3
Adjusted EBITDA	182	207	778	760
Adjusted EBITDA margin (b)	16.6%	18.9%	17.3%	17.8%
Depreciation and amortization (c)	(91)	(116)	(374)	(342)
Amortization of acquired intangibles (c)	54	68	206	174
Interest expense, net	(32)	(37)	(137)	(141)
Adjusted earnings before taxes	113	122	473	451
Income tax expense (d)	24	33	121	122
Adjusted net income	$89	$89	$352	$329
Adjusted diluted EPS (e)	$0.55	$0.54	$2.16	$2.00

Notes:
(a)	Represents pro forma results associated with Vencore HC and KGS HC for the period from April 1, 2018 to May 31, 2018.
(b)
Adjusted EBITDA margin is calculated as the ratio of adjusted EBITDA to revenue for both quarters ended March 31, 2020 and 2019, and fiscal year ended March 31, 2020. Pro forma adjusted EBITDA margin is calculated as the ratio of pro forma adjusted EBITDA to pro forma revenue for the fiscal year ended March 31, 2019.

(c)	Represents pro forma depreciation and amortization and pro forma amortization of acquired intangibles during the fiscal year ended March 31, 2019, updated for the final valuation of intangibles.
(d)
Represents income tax expense utilizing an adjusted effective tax rate that adjusts for non-GAAP measures including: transaction costs, integration costs, and tax add backs for non-deductible prior-merger goodwill amortization. Adjusted effective tax rates are approximately 21% and 27% for the quarters ended March 31, 2020 and 2019, and approximately 26% and 27% for fiscal years ended March 31, 2020 and 2019.

(e)
Represents adjusted net income divided by the weighted-average common shares on a diluted basis of 162.29 and 164.82 million for the quarters ended March 31, 2020 and 2019, respectively, and adjusted net income divided by the weighted-average common shares on a diluted basis of 162.72 and 164.82 million for the fiscal years ended March 31, 2020 and 2019, respectively.

Adjusted Free Cash Flow (Unaudited)
Perspecta defines adjusted free cash flow as net cash provided by operating activities less purchases of property, equipment and software, and adjusted for certain items, such as (i) payments on finance lease obligations, (ii) business acquisitions, dispositions, and investments, (iii) restructuring payments, (iv) payments on separation, transaction and integration-related costs, (v) the impact arising from the initial sale of accounts receivables under the Master Accounts Receivable Purchase Agreement, and (vi) other non-recurring payments.

	Three Months Ended		Fiscal Years Ended
(in millions)	March 31, 2020	March 31, 2019	March 31, 2020	March 31, 2019
Net cash provided by operating activities	$186	$168	$626	$462
Historical Vencore (a)	—	—	—	14
Purchases of property, equipment and software	(6)	(14)	(17)	(26)
Payments on finance lease obligations	(31)	(48)	(141)	(172)
Payments on restructuring, transaction and integration-related costs	30	30	91	142
Initial sale of qualifying receivables	—	—	(17)	—
Adjusted free cash flow	$179	$136	$542	$420

Notes:
(a)	Results for the fiscal year ended March 31, 2019 are pro forma, representing results associated with Vencore HC and KGS HC for the period from April 1, 2018 to May 31, 2018.

Segment Operating Results (Unaudited)
Perspecta delivers IT, mission, and operations-related services across the U.S. federal government through two reportable segments—Defense and Intelligence, which provides services to the U.S. Department of Defense (DoD), intelligence community, branches of the U.S. Armed Forces, and other DoD agencies; and Civilian and Health Care, which provides services to the Departments of Homeland Security, Justice, and Health and Human Services, as well as other federal civilian and state and local government agencies. The following tables summarize reportable segment profit and reconciliation of reportable segment profit to income before taxes:

Selected Segment Measures (Unaudited)

	Three Months Ended
	March 31, 2020			March 31, 2019
(in millions)	Defense and Intelligence	Civilian and Health Care	Total	Defense and Intelligence	Civilian and Health Care	Total
Revenue	$759	$340	$1,099	$739	$355	$1,094

Segment profit	$98	$40	$138	$107	$48	$155
Non-GAAP adjustments (a)	6	1	7	3	1	4
Adjusted segment profit	$104	$41	$145	$110	$49	$159
Segment profit margin	12.9%	11.8%	12.6%	14.5%	13.5%	14.2%
Adjusted segment profit margin	13.7%	12.1%	13.2%	14.9%	13.8%	14.5%

	Fiscal Years Ended
	March 31, 2020			March 31, 2019
(in millions)	Defense and Intelligence	Civilian and Health Care	Total	Defense and Intelligence	Civilian and Health Care	Total
Revenue	$3,101	$1,403	$4,504	$2,587	$1,443	$4,030
Add: Historical Vencore	—	—	—	230	14	244
Adjusted revenue (b)	$3,101	$1,403	$4,504	$2,817	$1,457	$4,274

Segment profit	$444	$152	$596	$331	$196	$527
Non-GAAP adjustments (a)	11	3	14	51	14	65
Adjusted segment profit	$455	$155	$610	$382	$210	$592
Segment profit margin	14.3%	10.8%	13.2%	12.8%	13.6%	13.1%
Adjusted segment profit margin	14.7%	11.0%	13.5%	13.6%	14.4%	13.9%

Notes:
(a)	Non-GAAP adjustments include non-operating net periodic pension benefit, and certain separation-related and other costs.
(b)
Adjusted results represent non-GAAP financial measures, and it should be considered in addition to, but not as substitute for, the information provided in accordance with GAAP. Note that amounts for the fiscal year ended March 31, 2019 are pro forma and that results for the fiscal year ended March 31, 2020 are GAAP measures.

Reconciliation of Reportable Segment Profit to Income Before Taxes (Unaudited)

	Three Months Ended		Fiscal Years Ended
(in millions)	March 31, 2020	March 31, 2019	March 31, 2020	March 31, 2019
Total profit for reportable segments	$138	$155	$596	$527
Not allocated to segments:
Share-based compensation	(2)	(4)	(23)	(11)
Amortization of acquired intangible assets	(54)	(68)	(206)	(165)
Impairment charges	(796)	—	(796)	—
Restructuring costs	(13)	(3)	(17)	(4)
Separation, transaction and integration-related costs	(26)	(22)	(85)	(106)
Interest expense, net	(32)	(37)	(137)	(121)
Other unallocated, net	(99)	(34)	(62)	(8)
(Loss) income before taxes	$(884)	$(13)	$(730)	$112